Exhibit 99.1

Verso Paper Corp. Reports Second Quarter 2010 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 11, 2010--Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2010. Results for the periods ended June 30, 2010 and 2009 include:

  Net sales increased 34.5% to $401.1 million in the second quarter of 2010 from $298.1 million in the second quarter of 2009.
  Net loss before items of $42.8 million in the second quarter of 2010, or $0.82 per diluted share, compared to a net loss before items of $70.5 million, or $1.35 per diluted share in the second quarter of 2009.
  Net loss of $44.3 million, or $0.85 per diluted share, for the second quarter of 2010 compared to a net loss of $10.2 million, or $0.20 per diluted share, including $37.8 million in alternative fuel mixture tax credits and $25.5 million in net gains related to the early retirement of debt in the year-earlier period.
  Adjusted EBITDA before pro forma effects of profitability program of $35.6 million for the first six months of 2010 compared to ($5.3) million for the first six months of 2009. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Coated paper shipments for the second quarter of 2010 increased 4% compared to the first quarter of 2010 and improved significantly, increasing 41%, compared to the second quarter of 2009. Year over year market conditions have improved due to an improving economy, permanent and temporary capacity reductions in the industry, and new product development initiatives. Coated paper prices for the second quarter of 2010 increased 1.0% from the first quarter of 2010, as we began to implement previously announced price increases totaling $70 to $90 per ton. However, coated paper prices for the second quarter of 2010 were below last year’s second quarter levels, as prices declined throughout 2009 due to weak demand resulting from the global economic recession.

Verso’s net sales for the second quarter of 2010 increased $103.0 million, or 34.5%, as sales volume grew 36.0% compared to last year’s second quarter. Compared to the first quarter of 2010, net sales for the second quarter of 2010 increased 10.3% as sales volume grew 6.9%. The average sales price for all of our products decreased 1.1% from the second quarter of 2009; however, on a sequential quarter basis our average sales price for all of our products increased 3.2% as coated paper prices began to increase and the average sales price for pulp continued to rise. Verso’s gross margin was 9.1% for the second quarter of 2010 compared to (0.1)% for the same period in 2009. The improvement in our gross margin reflects no market-related downtime taken in the second quarter of 2010 compared to over 153,000 tons of market downtime taken in the second quarter of 2009, which resulted in $33.5 million of unabsorbed costs.

We continue to assess and implement, as appropriate, various cost reduction initiatives. Our company-wide cost reduction program produced approximately $10 million of savings during the second quarter of 2010. Management expects this program to yield an additional $31 million in cost reductions over the next twelve months and continues to search for and develop additional cost savings opportunities. Included in this program are productivity improvements, material usage reductions, energy usage reductions, labor cost savings, material and chemical substitution, and workforce planning improvements.

We also continue to develop and execute our renewable energy strategies. In the first half of 2010, we received $2.1 million in reimbursements from a $9.3 million American Recovery and Reinvestment Act of 2009 grant for the deployment of waste energy recovery technologies. In addition, we announced the launch of a $43 million renewable energy project at our mill in Quinnesec, Michigan, which will position the mill to meet more than 95% of its energy needs using renewable biomass sources.

“Our second quarter results continued to demonstrate significant year over year improvement in both shipments and EBITDA results,” said Mike Jackson, President and Chief Executive Officer of Verso. “Year over year, our coated volume was up 41% and sequentially up 4%. As we mentioned in our last quarterly call, we believe March pricing was the low point of the cycle, and based on second quarter pricing, that has proven to be the case. Price improvement for the quarter was slightly positive based on our announced second quarter increases. We expect to see continued upward price improvement in the third quarter, which is being supported by both our order activity and backlogs.

“We are particularly positive about the elements of our energy strategy that are being implemented, which we expect to result in a 25% reduction in energy intensity over the coming years.

“Verso has positioned itself for improved business conditions, as evidenced by our $28 million improvement in working capital, net of cash, driven by significant process improvements relative to raw material and MRO inventories, which were worked by our teams during the 2009 recession as well as our supply discipline over paper inventories. We look forward to continued overall business improvement results for the third quarter.”

Verso reported a net loss of $44.3 million in the second quarter of 2010, or $0.85 per diluted share, which included $1.5 million of charges from special items, or $.03 per diluted share, primarily due to costs associated with new product development. Verso had a net loss of $10.2 million, or $0.20 per diluted share, in the second quarter of 2009, which included net benefits of $60.3 million, or $1.15 per diluted share, primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Verso reported a net loss of $97.9 million, or $1.87 per share, for the first six months of 2010, which included $3.1 million of charges from special items, or $0.06 per diluted share, primarily due to costs associated with new product development. Verso had net income of $44.3 million, or $0.85 per diluted share, for the first six months of 2009, which included $172.7 million of net benefits, or $3.32 per share, primarily related to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Included in our results for the six months ended June 30, 2009, were $142.4 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in 2010. Additionally, we recognized $34.2 million in pre-tax net gains from the early retirement of debt at a discount in the first half of 2009. We have excluded the impact of these items from our Adjusted EBITDA figures.

Summary Results

Results of Operations – Comparison of the Second Quarter of 2010 to the Second Quarter of 2009

	Three Months Ended
	June 30,
(In thousands of U.S. dollars)	2010	2009
Net sales	$401,047	$298,115
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	364,458	298,548
Depreciation, amortization, and depletion	32,787	33,032
Selling, general, and administrative expenses	16,559	14,904
Restructuring and other charges	-	103
Operating loss	(12,757)	(48,472)
Interest income	(23)	(21)
Interest expense	31,872	28,497
Other income, net	(223)	(66,691)
Net loss	$(44,383)	$(10,257)

Net Sales. Net sales for the second quarter of 2010 increased 34.5% to $401.1 million from $298.1 million in the second quarter of 2009 primarily due to a 36.0% increase in total sales volume, which reflects the improved economic conditions. The average sales price per ton for all of our products decreased 1.1% from the second quarter of 2009.

Net sales for our coated and supercalendered papers segment increased 23.4% in the second quarter of 2010 to $316.8 million from $256.7 million for the same period in 2009, as the positive impact of a 40.7% increase in paper sales volume was partially offset by a 12.3% decrease in the average paper sales price per ton. Average sales prices for coated papers decreased steadily throughout 2009 in response to weak demand. On a sequential quarter basis, average sales prices for coated papers increased 1.0% as we began to implement price increases.

Net sales for our market pulp segment increased 48.0% to $41.6 million in the second quarter of 2010 from $28.1 million for the same period in 2009. This improvement reflects an 88.7% increase in average sales price per ton, the effects of which were partially offset by a 21.5% decline in sales volume, compared to the second quarter of 2009.

Net sales for our other segment increased 221.3% to $42.7 million in the second quarter of 2010 from $13.3 million in the second quarter of 2009. The improvement in 2010 is due to a 255.4% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. Average sales price per ton decreased 9.6% compared to the second quarter of 2009, primarily due to changes in the mix of products being sold.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $397.2 million in the second quarter of 2010 compared to $331.5 million for the same period in 2009, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 9.1% for the second quarter of 2010 compared to (0.1)% for the second quarter of 2009. The compression in gross margin during the second quarter of 2009 reflects $33.5 million of unabsorbed costs resulting from over 153,000 tons of market downtime. Depreciation, amortization, and depletion expenses were $32.8 million in the second quarter of 2010 compared to $33.0 million in the second quarter of 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $16.6 million in the second quarter of 2010 compared to $14.9 million for the same period in 2009.

Interest expense. Interest expense for the second quarter of 2010 was $31.9 million compared to $28.5 million for the same period in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in the second quarter of 2010.

Other income. Other income was $0.3 million for the second quarter of 2010 compared to $66.7 million for the second quarter of 2009. Included in the results for 2009 were $37.8 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in the second quarter of 2010. Verso also recognized $25.5 million in pre-tax net gains from the early retirement of debt at a discount in the second quarter of 2009.

Results of Operations – Comparison of the First Six Months of 2010 to the First Six Months of 2009

	Six Months Ended
	June 30,
(In thousands of U.S. dollars)	2010	2009
Net sales	$764,693	$585,189
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	701,204	567,488
Depreciation, amortization, and depletion	64,929	67,355
Selling, general, and administrative expenses	32,828	30,291
Restructuring and other charges	-	274
Operating loss	(34,268)	(80,219)
Interest income	(62)	(79)
Interest expense	64,194	55,582
Other income, net	(467)	(180,008)
Net income (loss)	$(97,933)	$44,286

Net Sales. Net sales for the six months ended June 30, 2009, increased 30.7% to $764.7 million from $585.2 million as total sales volume increased 42.4% compared to last year, reflecting improved economic conditions. This increase was partially offset by an 8.3% decline in the average sales price per ton for all of our products, primarily reflecting the decline of coated paper prices throughout 2009.

Net sales for our coated and supercalendered papers segment increased 20.8% to $619.6 million for the six months ended June 30, 2010, from $512.7 million for the six months ended June 30, 2009. This improvement reflects a 43.3% increase in paper sales volume, while the average paper sales price per ton for the six months ended June 30, 2010, decreased 15.7% compared to the same period last year.

Net sales for our market pulp segment increased 72.6% to $79.0 million for the six months ended June 30, 2010, from $45.8 million for the same period in 2009. This increase was due to a 62.1% increase in average sales price per ton combined with a 6.5% increase in sales volume compared to the six months ended June 30, 2009.

Net sales for our other segment increased 147.6% to $66.1 million for the six months ended June 30, 2010, from $26.7 million for the six months ended June 30, 2009. The improvement in 2010 is due to a 174.9% increase in sales volume, reflecting the development of new paper product offerings for our customers. Partially offsetting this increase was a 9.9% decrease in the average sales price per ton compared to the six months ended June 30, 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, increased 20.7% to $766.1 million for the six months ended June 30, 2010, compared to $634.8 million for the same period last year, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 8.3% for the six months ended June 30, 2010, compared to 3.0% for the six months ended June 30, 2009, reflecting $64.8 million of unabsorbed costs resulting from approximately 290,000 tons of market downtime taken during the six months ended June 30, 2009. Depreciation, amortization, and depletion expense was $64.9 million for the six months ended June 30, 2010, compared to $67.3 million for the six months ended June 30, 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $32.8 million for the six months ended June 30, 2010, compared to $30.3 million for the same period in 2009.

Interest expense. Interest expense for the six months ended June 30, 2010 was $64.2 million compared to $55.6 million for the same period in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in 2010.

Other income. Other income was $0.5 million for the six months ended June 30, 2010, compared to $180.0 million for the six months ended June 30, 2009. Included in the results for 2009 were $142.4 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $34.2 million in net gains related to the early retirement of debt.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

		Six Months	Year	Six Months	Twelve Months
		Ended	Ended	Ended	Ended
		June 30,	December 31,	June 30,	June 30,
	(In millions of U.S. dollars)	2009	2009	2010	2010
	Net income (loss)	$44.3	$106.0	$(97.9)	$(36.2)
	Provision for income taxes	-	0.8	-	0.8
	Interest expense, net	55.5	123.1	64.2	131.8
	Depreciation, amortization, and depletion	67.3	132.7	64.9	130.3
	EBITDA	167.1	362.6	31.2	226.7
	Adjustments to EBITDA:
	Alternative fuel tax credit (1)	(142.4)	(238.9)	-	(96.5)
	Gain on early extinguishment of debt, net (2)	(34.2)	(64.8)	-	(30.6)
	Restructuring and other charges (3)	0.3	1.0	-	0.7
	Non-cash compensation/benefits (4)	0.2	0.6	0.8	1.2
	Other items, net (5)	3.7	16.2	3.6	16.1
	Adjusted EBITDA before pro forma effects of profitability program	(5.3)	76.7	35.6	117.6
	Pro forma effects of profitability program (6)				30.8
	Adjusted EBITDA				$148.4

(1)	Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(2)	Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(3)	Restructuring includes transition costs associated with the Acquisition and other non-recurring costs as per our financial statements.
(4)	Represents amortization of non-cash incentive compensation.
(5)	Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

NOTE:

To construct financials for the twelve months ended June 30, 2010, amounts have been calculated by subtracting the data for the six months ended June 30, 2009, from the data for the year ended December 31, 2009, and then adding the six months ended June 30, 2010.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss second quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-2306 or, within the U.S. and Canada only, 800-967-7141, access code 7509574. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=83854. This release and Verso’s 10-Q for the second quarter of 2010 will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 7509574. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com